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                                                                 EXHIBIT 99.2
[SYAGRO LOGO]


                                                       CONTACT:  Ross M. Patten
                                                                  CEO, Chairman
                                                                 (713) 369-1700


FOR IMMEDIATE RELEASE:  FEBRUARY 7, 2000

                 SYNAGRO ANNOUNCES CLOSING OF THREE ACQUISITIONS

HOUSTON, TEXAS, FEBRUARY 7, 2000 --- SYNAGRO TECHNOLOGIES, INC. (NASDAQ
SMALLCAP: SYGR), the leading growth company in the residuals management business, announced today that it has closed the acquisitions of AKH Water Management, Inc., Davis Water Analysis, Inc., and Ecosystematics, Inc.

All three companies operate and maintain small volume wastewater treatment facilities located in the Florida Keys: AKH operates in a 20-mile radius of Marathon, Florida; Davis Water operates in a 50-mile radius of Key West, Florida; and Ecosystematics operates in a 50-mile radius of Key Largo, Florida. These operations will be fully integrated into Synagro's existing Florida business.

Ross M. Patten, Synagro's Chief Executive Officer, stated that "these acquisitions complement our current Florida business and provide a strong platform to grow our South Florida business. We are excited to have such quality businesses and people joining Synagro."

AKH was structured as an asset purchase, while both Davis Water and Ecosystematics were stock purchases. These acquisitions add approximately $2.6 million in annual revenue. The total purchase price for these companies was approximately $2.8 million and was funded through a combination of equity and subordinated debt provided by GTCR Golder Rauner, LLC and senior debt provided by Bank of America and CIBC World Markets. Further details of the transactions were not disclosed.

J. Paul Withrow, Synagro's Chief Financial Officer, noted that "with these acquisitions and those announced last week, Synagro's pro forma annual revenue is approximately $86 million with corresponding pro forma annual earnings before interest, taxes, depreciation, and amortization of approximately $20 million."

Synagro is the fastest growing company focused exclusively on organic residuals management services, and has operations located throughout the country. In addition to pursuing acquisitions in key markets, the company is positioning itself as the national provider of biosolids services to municipalities and wastewater privatization projects throughout North America.

This press release contains certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties or other factors not under the Company's control which may cause the actual results, performance or achievement of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to, (1) the ability to find, timely close, and integrate acquisitions, (2) changes in accounting practices and treatment for acquisitions, (3) unseasonable weather, (4) changes in government regulations, and (5) the ability to access debt and equity financing when needed. Other factors are discussed in the Company's periodic filings with the Securities and Exchange Commission.